Exhibit 99.1

News Release
Media Line: 410 470-7433
www.constellation.com

Media Contact:	Lawrence McDonnell
(410) 470-7433

Investor Contact:	Carim Khouzami
(410) 470-6440

Constellation Energy Signs Agreement to Acquire the 2,950 MW
Boston Generating Gas Fleet in New England

Company Selected as Stalking Horse Bidder by Boston Generating

BALTIMORE, Aug. 09, 2010 — Constellation Energy (NYSE: CEG) today announced it has signed an asset purchase agreement with Boston Generating to acquire its 2,950-megawatt fleet, the third largest power generating portfolio in the New England region, for approximately $1.1 billion, or roughly $372/kW.

The proposed transaction is expected to be consummated through a court-approved bankruptcy proceeding to be initiated by Boston Generating. If approved, Constellation Energy’s bid would then be considered the price to be beat in an asset auction to be held later this year.

If Constellation Energy is ultimately the successful acquirer, under terms of the agreement it would acquire Boston Generating’s five power plants located in the Boston area: four natural gas fired plants, including Mystic 8 and 9 (1,580 megawatts), Fore River (787 megawatts), Mystic 7 (574 megawatts); and a fuel oil plant,  Mystic Jet (9 megawatts).

Constellation Energy has previously stated its interest in acquiring physical generation assets in the New England Power Pool (NEPOOL), where the company operates large retail and wholesale competitive supply businesses. Constellation Energy currently serves approximately 13.3Twh of customer load in the NEPOOL market where Boston Generating is located.  The company currently has no generation assets in the region.

“This agreement is consistent with Constellation Energy’s previously stated intention to purchase physical generation assets in regions where we have significant load obligations,” said Mayo A. Shattuck, III, chairman, president and chief executive officer of Constellation Energy.

“These assets would expand our physical generation fleet with a portion of the total output further improving our net load to generation ratio to approximately 55 percent.”

Based on the current bid price, Constellation Energy would expect this transaction to be accretive to earnings beginning in 2011.  Constellation Energy plans to finance this transaction through a mix of available cash on hand and debt.

Constellation Energy’s financial advisors were Credit Suisse and UBS Investment Bank and its legal advisor was Winston & Strawn LLP. Boston Generating’s financial advisors were J.P. Morgan and Perella Weinberg Partners and its legal advisor was Latham & Watkins LLP.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading supplier of energy products and services to wholesale and retail electric and natural gas customers. It owns a diversified fleet of generating units located in the United States and Canada, totaling approximately 9,000 megawatts of generating capacity, and is among the leaders pursuing the development of new nuclear plants in the United States. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $15.6 billion in 2009.

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